Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS UPDATE ON

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

New York, New York, March 22, 2011 – Volt Information Sciences, Inc. (OTC: VISI) today reported that the liquidity facility supporting its $150 million accounts receivable securitization program administered by PNC Bank, National Association  has been extended from  June 17, 2011 to March 15, 2012.

Jack Egan, Volt’s Chief Financial Officer, stated: “We appreciate the continued support from PNC Bank.”

Under the securitization program, accounts receivable related to the United States operations of the staffing solutions business of the Company and certain of its subsidiaries are sold from time-to-time to Volt Funding Corp., which, in turn, sells an undivided percentage ownership interest in the pool of receivables to a commercial paper conduit.  As previously reported the continuation of Volt’s securitization program is subject to the periodic renewal of the liquidity facility. The Company retains the servicing responsibility for the accounts receivable. The Company has $50 million drawn under the securitization program.

Under an amendment to the securitization program the Company has agreed to deliver unaudited financial statements for its fiscal 2009 and 2010 years by September 30, 2011 and audited financial statements for those years, which were previously required to be delivered by May 2, 2011, by February 7, 2012.  No amendments were required to any of the Company’s or any subsidiary’s other credit facilities, including the Company’s $42 million bank credit agreement.

About Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:

Ron Kochman

Volt Information Sciences, Inc.

voltinvest@volt.com

212-704-2400